RELATED CAPITAL REPORTS ANOTHER BANNER GROWTH YEAR IN 2001

           Provides Over $800 Million of Debt and Equity Financing for
                         Multifamily Housing in 2001 --

NEW YORK, NY - January 23, 2002 - Related Capital Company, one of the nation's largest financiers of affordable mulitfamily housing, along with its two publicly-traded companies, CharterMac (AMEX:CHC) and American Mortgage Acceptance Company (AMEX:AMC), experienced continued growth in 2001. Related Capital raised $490 million in equity and originated $317 million in debt. Related Capital's multi-investor fund product line was particularly strong in 2001 representing nearly 64% of the total equity raised.

"Our continued growth demonstrates the level of confidence investors have in our work, something we are very thankful for," said Marc D. Schnitzer, Managing Director of Related Capital Company. "Related Capital is able to provide developers with all of their financing needs: equity, debt, taxable and tax-exempt financing, bridge, mezzanine and pre-development loans - in one place."

For 30 years, Related Capital Company has been partnering with developer and investor clients to create and preserve real estate value. The Company has raised more than $5.5 billion in equity, owns a real estate portfolio valued in excess of $15 billion, and has provided more than 90,000 families with affordable, quality housing.

Charter Municipal Mortgage Acceptance Company (CHC), a leading investor in tax-exempt bonds which finance multifamily housing nationwide, reached total assets valued at approximately $1.3 billion in 2001 by raising over $227 million in equity and acquiring 27 bonds representing over $295 million. The 27 bonds financed 5,660 multifamily units.

American Mortgage Acceptance Company (AMAC), a real estate investment trust, originated 4 loans, representing approximately $8 million. As of December 31, 2001, AMAC's portfolio consisted of two FHA-insured mortgage loans, six Ginnie Mae certificates, six mezzanine loans, five bridge loans on LIHTC properties and direct and indirect investments in commercial mortgage-backed securities. AMAC's current distribution of $1.45 per share annualized represents a 10% yield on the $14.55 per share closing price on December 31, 2001.

The following are some accomplishments in the year 2001:

o Related Capital provided $12.5 million in equity through federal historic and low-income tax credits to invest in the rehabilitation of a historic property in St. Louis, Missouri, known as Merchandise Mart Apartments.


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   CharterMac provided $25 million in financing by purchasing tax-exempt bonds.
   When completed in late 2002, the 213-unit Merchandise Mart Apartments will be the first of more than 1,000 new luxury apartments and lofts being built in St. Louis' growing downtown residential market.

o CharterMac completed the acquisition of PW Funding Inc., a national mortgage-banking firm. As a result of this acquisition, CharterMac is able to expand its origination platform to offer developers tax-exempt and taxable financing through Fannie Mae, Freddie Mac and FHA, together with mezzanine and bridge loans.

o  CharterMac and AMAC originated a total of $317 million in debt.

o Approximately $75 million was invested by Related Capital in projects receiving tax-exempt financing from CharterMac.

Related Capital Company is a leading financier of historic and affordable multifamily housing and has financed the construction and rehabilitation of over 90,000 affordable housing tax credit units in 800 properties located in 44 states and Puerto Rico. As the third largest owner of multifamily housing in the U.S. with more than 1,200 properties across the country and a portfolio valued at approximately $15 billion, Related Capital is recognized as an innovative leader in the creation of real estate investment vehicles for institutional and individual investors. The Company's web site, www.relatedcapital.com includes information about the company, its products and services and the AMEX traded companies that it manages: CharterMac (CHC), Aegis Realty, Inc. (AER) and American Mortgage Acceptance Company (AMC).

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